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                                                                Exhibit 10.64


                                GALAXY VIII(i)R

                          TRANSPONDER LEASE AGREEMENT

                                    BETWEEN

                             PANAMSAT CORPORATION

                                      AND

                       CALIFORNIA BROADCAST CENTER, LLC

________________________________________________________________________________

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                               TABLE OF CONTENTS

1.       The Satellite..........................................................................................  2
         1.01     Satellite.....................................................................................  2
         1.02     Orbital Position..............................................................................  2
         1.03     Certain Transponder-Related Definitions.......................................................  2
         1.04     Transponders Components and Certain Specifications............................................  2

2.       Lease of Transponders; Lease Term......................................................................  3
         2.01     Term..........................................................................................  3
         2.02     [***].........................................................................................  3
         2.03     Redelivery of Lessee Transponders.............................................................  4

3.       Lease Rate.............................................................................................  4
         3.01     Lease Price Components Description............................................................  4
         3.02     Monthly Base Lease Rate; TT&C Fee.............................................................  4
         3.03     Place of Payment..............................................................................  5
         3.04     Deposit.......................................................................................  5

4.       Conditions; Acceptance.................................................................................  5
         4.01     Condition to Lessee's Right to Lease..........................................................  5
         4.02     Acceptance....................................................................................  5

5.       Representations and Warranties.........................................................................  6
         5.01     Authority, No Breach..........................................................................  6
         5.02     Corporate Action..............................................................................  6
         5.03     Consents......................................................................................  6
         5.04     Litigation....................................................................................  7
         5.05     No Broker.....................................................................................  7

6.       Additional Representations, Warranties and Obligations.................................................  7
         6.01     Authorization Description.....................................................................  7
         6.02     Transponder Performance Specifications........................................................  8
         6.03     Right to Lease................................................................................  8
         6.04     Government Regulations........................................................................  8
         6.05     Not a Common Carrier..........................................................................  8
         6.06     TT&C..........................................................................................  8
         6.07     Outage Allowance..............................................................................  9
         6.08     [***].........................................................................................  9
         6.09     [***]........................................................................................  10
         6.10     [***]........................................................................................  10
         6.11     Additional Transponders......................................................................  11

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

7.       Additional Representations, Warranties and Obligations of Lessee......................................  12
         7.01     Compliance by Customers......................................................................  12
         7.02     Non-Interference.............................................................................  12
         7.03     Laws.........................................................................................  12
         7.04     Terrestrial Facilities.......................................................................  12
         7.05     Lessee's Transmitting Stations...............................................................  13
         7.06     Lessee's Uplink Providers....................................................................  13
         7.07     [***]........................................................................................  13
         7.08     Additional Usage Representations, Warranties and Obligations.................................  13

8.       Preemptive Rights.....................................................................................  14
         8.01     .............................................................................................  14
         8.02     .............................................................................................  14
         8.03     Satellite Power Constraint...................................................................  15

9.       Transponder Spares....................................................................................  15
         9.01     Use of Transponder Spares....................................................................  15
         9.02     Simultaneous Failure-- Priority with Respect to the Use of Transponder Spares................. 15
         9.03     PanAmSat's Ownership of Transponders.......................................................... 16

10.      Termination Rights..................................................................................... 16
         10.01    Termination by Lessee for Transponder Failure................................................. 16
         10.02    Termination by PanAmSat....................................................................... 16
         10.03    PanAmSat's Right to Transfer.................................................................. 17
         10.04    Prompt Repayment.............................................................................. 17
         10.05    Termination by Lessee or PanAmSat............................................................. 18
         10.06    Right to Deny Access.......................................................................... 18
         10.07    Termination by Lessee Upon Galaxy IIIC Lease Commencement Date................................ 21

11.      Force Majeure.......................................................................................... 21
         11.01    Failure of Performance........................................................................ 21

12.      Limitation of Liability/Breach of Warranty............................................................. 21
         12.01    Liability of PanAmSat......................................................................... 21
         12.02    Confirmed Failure............................................................................. 21
         12.03    Repayment for Failed Transponder.............................................................. 22
         12.04    Limitation of Liability....................................................................... 22
         12.05    Obligations of Lessee to Cooperate............................................................ 24

13.      Limitations on Transfer by Lessee...................................................................... 25

14.      Utilization of Transponders for Services............................................................... 26

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

15.      Monthly Satellite Reports.............................................................................. 26
         15.01    Reports....................................................................................... 26
         15.02    Anomalous Operation Notification.............................................................. 26
         15.03    Maneuver Notification......................................................................... 26

16.      Confidentiality and Press Releases..................................................................... 26
         16.01    Confidential Information...................................................................... 26
         16.02    Notice Proceeding; Compelled Disclosure....................................................... 27
         16.03    Press Releases................................................................................ 27
         16.04    Compliance with U.S. Export Laws.............................................................  27

17.      Disposition of Satellite............................................................................... 27

18.      Documents.............................................................................................. 28

19.      Conflicts.............................................................................................. 28

20.      Miscellaneous.......................................................................................... 28
         20.01    Interest...................................................................................... 28
         20.02    Applicable Law and Entire Agreement........................................................... 28
         20.03    Notices....................................................................................... 29
         20.04    Severability.................................................................................. 30
         20.05    Taxes......................................................................................... 31
         20.06    Successors.................................................................................... 31
         20.07    Rules of Construction......................................................................... 31
         20.08    Survival of Representations and Warranties.................................................... 31
         20.09    No Third-Party Beneficiaries.................................................................. 31
         20.10    Non-Waiver of Breach.......................................................................... 32
         20.11    Amendments.................................................................................... 32
         20.12    Counterparts.................................................................................. 32

Exhibit A         Transponder Performance Specifications

Exhibit B         Operational Requirements

Exhibit C         Transponder Priority List

Exhibit D         [***]

Exhibit E         [***]

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                  GALAXY VIII(i)R TRANSPONDER LEASE AGREEMENT


         This GALAXY VIII(i)R TRANSPONDER LEASE AGREEMENT (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms set forth herein, this "Agreement") is made and entered into as of December 15, 2000, by and between PanAmSat Corporation, a Delaware corporation ("PanAmSat"), and California Broadcast Center, LLC, a Delaware limited liability company ("Lessee").

                                   RECITALS

A. PanAmSat and Lessee are party to that certain Amended and Restated Galaxy VIII(i) Transponder Lease Agreement (the "Galaxy VIII(i) Lease Agreement") and that certain Galaxy IIIC Transponder Lease Agreement (the "Galaxy IIIC Lease Agreement"), each dated as of June 30, 2000, for the lease of transponder capacity on the HS-601HP satellite commonly known as Galaxy VIII(i) ("Galaxy VIII(i)") and on the HS-702 satellite currently under construction to be known as Galaxy IIIC ("Galaxy IIIC"), respectively.

B. PanAmSat plans to construct a satellite, model HS-601HP, to be known as Galaxy VIII(i)R ("Galaxy VIII(i)R"), carrying a payload of 32 Ku-Band transponders and one Ku-Band TCN transponder, as more specifically described in Section 1.04 hereof (collectively, the "Transponders"), and certain redundant equipment.

C. Subject to the approval of the Federal Communications Commission (the "FCC"), PanAmSat currently anticipates that Galaxy VIII(i)R will be launched during the early third quarter of 2002 (although the parties recognize that schedule delays may occur) and intends to cause such satellite to be co-located in the 95 West Longitude orbital location along with Galaxy IIIC, with Galaxy VIII(i) to be retired.

D. The Transponders are capable of providing signals to Mexico, Central America, South America and the Caribbean (collectively, the "Territory"), as such coverage is described more fully in this Agreement and the Exhibits hereto.

E. Lessee desires to lease from PanAmSat and PanAmSat desires to lease to Lessee up to all of the Transponders upon the terms and conditions set forth in this Agreement.

F. Concurrently herewith, Lessee and PanAmSat desire to amend the Amended and Restated Galaxy VIII(i) Transponder Lease Agreement, the Galaxy IIIC Lease Agreement, and that certain Galaxy IIIR Transponder Sublease Agreement dated as of April 21, 1997 (as previously amended).

                                   AGREEMENT

         In consideration of the mutual promises set forth below and other valuable consideration the receipt and adequacy of which are hereby acknowledged, PanAmSat and Lessee hereby

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

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mutually agree as follows:

1.       The Satellite

         1.01 Satellite. Subject to the approval of the FCC, PanAmSat plans to construct and launch the satellite which is referred to hereinafter as "Galaxy VIII(i)R" or the "Satellite." PanAmSat shall use commercially reasonable efforts to cause the Satellite to be constructed and launched no later than [***] and shall not take any action to delay the completion or launch of the Satellite in order to advance the launch of any other satellite being built for PanAmSat by Boeing Satellite Systems, Inc. (the "Satellite Manufacturer") or launched for PanAmSat by the Galaxy VIII(i)R launch provider (the "Launch Provider"). Notwithstanding the foregoing, PanAmSat makes no representation or warranty with respect to such schedule for construction and launch of the Satellite, and Lessee understands that technical issues related to the construction or launch of the Satellite beyond the reasonable control of PanAmSat may occur which could prevent such schedule from being maintained. In the event that one or more such technical issues occur, PanAmSat shall use commercially reasonable best efforts to cause the Satellite Manufacturer and/or the Launch Provider to resolve such technical issues, and upon such resolution to cause the construction and launch of the Satellite to be completed, as soon as technically and contractually feasible; provided that in the event of such technical issues, PanAmSat shall have the right to take such actions as may be available to optimize the construction and launch schedule of other satellites so long as such optimization does not materially delay the completion of construction and launch of the Satellite beyond the delays caused directly or indirectly by the resolution of such technical issues. In the event that due solely to manufacturing delays (not including delays which result from changes to the Satellite requested by Lessee or DIRECTV Latin America, LLC (formerly known as Galaxy Latin America, LLC) ("GLA")), the Galaxy VIII(i)R Lease Commencement Date does not occur before the Satellite Removal Date of Galaxy VIII(i) (as determined in accordance with Section 17 of the Galaxy VIII(i) Lease Agreement), then [***].

         1.02 Orbital Position. Subject to the approval of the FCC, the orbital position of Galaxy VIII(i)R will be 95(Degree) West Longitude.

         1.03 Certain Transponder-Related Definitions. As used in this Agreement, (i) "Owner" shall include the actual owner of a Transponder, including PanAmSat if there remain any unsold Transponders, or any permitted assignee of such owner's Transponder, or any lessee or licensee of PanAmSat's (including, without limitation, Lessee), or any entity to which PanAmSat (or any affiliate of PanAmSat) provides service using the Transponders; (ii) the term "purchase" shall include the execution of an agreement with PanAmSat for a lease of Transponders for a term equal to at least 75% of the Satellite's useful economic life (as determined by PanAmSat in its reasonable discretion); and
(iii) "affiliate" shall mean, with respect to any entity, any corporation or other entity controlling or controlled by or under common control with such entity.

         1.04 Transponders Components and Certain Specifications. Exhibit A to this Agreement sets forth the "Transponder Performance Specifications," which are certain technical specifications for the Transponders, including values for each Transponder for polarization isolation, interference between Transponders, frequency response, group delay, amplitude non-linearity, spurious outputs, phase shift, cross talk, stability, transmit EIRP, uplink saturation flux density, and G/T. PanAmSat shall make copies of the antenna range gain contour test data

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                                      C-2
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available to Lessee promptly upon written request of Lessee after the tests related thereto are completed.

2.       Lease of Transponders; Lease Term

         2.01 Term. Unless otherwise terminated earlier in accordance with this Agreement, including, without limitation, pursuant to Sections 5.03, 6.01, 10 or 17, this Agreement shall be for the term (the "Term") commencing on and as of the Delivery (as defined in Section 4.02) of Galaxy VIII(i)R (the "Galaxy VIII(i)R Lease Commencement Date") and terminating on "Satellite Removal Date" (as defined in Section 17). During the Term, PanAmSat shall lease to Lessee, and Lessee shall lease from PanAmSat, either:

              (a) [***] Transponders; or

              (b) [***] Transponders([***] of which shall be on the West (Mexico) downlink beam and [***] of which shall be on the East (Brazil) downlink beam), with rights to lease [***] "Additional Transponders" on the East (Brazil) downlink beam in accordance with Section 6.11.

Lessee shall be required to elect whether to lease the number of Transponders specified in either clause (a) or clause (b) above no later than thirty (30) days prior to the projected Galaxy VIII(i)R Lease Commencement Date, which projected date PanAmSat shall determine in good faith and notify to Lessee no later than sixty (60) days prior to such projected date. Each Transponder being leased to Lessee at a given time is a "Lessee Transponder" and, collectively, such Transponders constitute the "Lessee Transponders". On the Galaxy VIII(i)R Lease Commencement Date, PanAmSat shall provide to Lessee a good faith estimate of the Satellite Removal Date based on the results of the "Acceptance Test Plan" (as defined in Section 4.02); provided, however, that Lessee understands and acknowledges that the actual Satellite Removal Date may differ from such estimate.

         2.02 [***]

              (a) PanAmSat agrees that if (i) PanAmSat terminates this Agreement pursuant to Sections 10.02 or 10.05 hereof, desires to Transfer the Transponders to a third party or accelerates remaining payments pursuant to Section 10.02 due to Lessee's breach or default of the terms hereof; and (ii) [***]

              (b) Nothing in this Section 2.02, [***] shall prevent PanAmSat and Lessee from modifying or amending this Agreement at any time or in any manner (an "Amendment"); [***]

         2.03 Redelivery of Lessee Transponders. Subject to Section 2.02, upon the expiration, termination, or cancellation of this Agreement as to any Lessee Transponder for any reason whatsoever (including, without limitation, expiration of this Agreement in accordance with its terms or cancellation of this Agreement by PanAmSat as a result of a breach by Lessee), such

[***] Filed separately with the Commission pursuant to a request for
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Lessee Transponder shall be deemed, without any further action by any party, to be redelivered to PanAmSat and PanAmSat shall be entitled to immediate possession thereof. PanAmSat shall thereafter have the right to utilize such redelivered Lessee Transponder in any manner it determines.

3.       Lease Rate

         3.01 Lease Price Components Description. The monthly lease rate for the Lessee Transponders shall be the "Monthly Base Lease Rate" set forth in Section
3.02. In addition, Lessee shall pay to PanAmSat a fee (the "TT&C Fee") for the tracking, telemetry and control services described in Section 6.06.

         3.02 Monthly Base Lease Rate; TT&C Fee. During the Base Term, the "Monthly Base Lease Rate" shall be either: (a) if Lessee elects to lease the number of Transponders specified in Section 2.01(a), [***] per Lessee Transponder per month; or (b) if Lessee elects to lease the number of Transponders specified in Section 2.01(b), the sum of (x) [***] per Lessee Transponder per month plus (y) the "Additional Transponder Fee" (as defined below). Subject to the following proviso, the Monthly Base Lease Rate and the TT&C Fee shall be due and payable in advance on (i) the Galaxy VIII(i)R Lease Commencement Date, and (ii) the first day of each month thereafter through the last day of the Term [***] If one of the Lessee Transponders becomes a Failed Transponder (as defined in Section 12.01), Lessee's rights and obligations to continue making Monthly Base Lease Rate payments with respect to such Failed Transponder shall be governed by Sections 12.01 and 12.03. Payments for any partial month shall be pro-rated. The Additional Transponder Fee shall be: (i) [***] per "Additional Transponder" (as defined in Section 6.11(a)) per month [***]; (ii) [***] per Additional Transponder per month for [***] and [***] per Additional Transponder per month [***]. The TT&C Fee shall be [***]per month based on a base year of 2000 and the TT&C Fee for each subsequent year shall be adjusted at a rate equal to [***]. For the avoidance of doubt, Lessee shall not be required to pay more than two separate TT&C Fees for the same period pursuant to this Agreement, the Galaxy VIII(i) Lease Agreement and the Galaxy IIIC Lease Agreement.

         3.03 Place of Payment. All payments by Lessee (i) shall be made in immediately available funds to PanAmSat at its principal place of business, as designated in Section 20.03, or by wire transfer to the account of PanAmSat designated by PanAmSat pursuant to written notice given as set forth in Section
20.03 and (ii) shall be deemed to be made only upon actual receipt by PanAmSat. Any refunds by PanAmSat (a) shall be made in immediately available funds to Lessee at its principal place of business as designated in Section 20.03, or by wire transfer to the account of Lessee designated by Lessee pursuant to written notice given as set forth in Section 20.03 and (b) shall be deemed to be made only upon actual receipt by Lessee.

         3.04 Deposit. Lessee shall pay to PanAmSat a deposit in the amount of [***] in immediately available funds on or before the Galaxy VIII(i)R Lease Commencement Date. Except as set forth in Sections 6 and 10 hereof, such deposit is non-refundable and Lessee shall not be entitled to interest on any portion thereof. PanAmSat shall apply such deposit in partial or in full satisfaction (as the case may be) of Lessee's Monthly Base Lease Rate payments for the last [***]

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                                      C-4
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months of the Term or as required to meet any delinquent Monthly Base Lease Rate payments, as determined by PanAmSat in its sole discretion. PanAmSat shall credit Lessee toward its deposit obligation hereunder the full amount of the deposit paid by Lessee under the Galaxy VIII(i) Lease Agreement to the extent that such deposit has not been applied toward any unpaid amount in accordance with Section 3.04 of the Galaxy VIII(i) Lease Agreement.

4.       Conditions; Acceptance

         4.01 Condition to Lessee's Right to Lease. A condition to PanAmSat's obligation to lease the Lessee Transponders to Lessee, and of Lessee's right to lease the Lessee Transponders from PanAmSat, shall be Lessee's timely payment, on or before the Galaxy VIII(i)R Lease Commencement Date, of the Monthly Base Lease Rate and the TT&C Fee for the first month hereof and the deposit referred to in Section 3.04.

         4.02 Acceptance. PanAmSat will test each of Lessee's Transponders in accordance with the acceptance test plan (the "Acceptance Test Plan") prepared by PanAmSat prior to the launch of Galaxy VIII(i)R, a copy of which Acceptance Test Plan shall be provided to Lessee upon written request of Lessee after such Acceptance Test Plan is prepared. Lessee agrees that if such tests indicate that the Lessee Transponders (i) have passed all tests set forth in the Acceptance Test Plan, (ii) meet the Transponder Performance Specifications and (iii) are available for service, then acceptance and Delivery of the Lessee Transponders by Lessee shall be deemed to occur on the later of (x) PanAmSat's delivery to Lessee of a certification that the foregoing clauses (i) and (ii) have been met and (y) the date on which PanAmSat makes the Transponders available to Lessee for Lessee's commercial use; provided that if more than one-half of the number of Lessee Transponders elected by Lessee pursuant to Section 2.01 to be leased upon the Galaxy VIII(i)R Lease Commencement Date meet the Transponder Performance Specifications, then acceptance and Delivery shall be deemed to occur with respect to such Lessee Transponders (provided that clauses (i) and (iii) above have also been met) and the Monthly Base Lease Rate payments shall be prorated accordingly based upon the number of Lessee Transponders meeting the Transponder Performance Specifications as a percentage of the total number of Lessee Transponders; provided further that the TCN Transponder shall not be considered for purposes of the foregoing calculation. PanAmSat shall keep Lessee reasonably informed of the expected date of such Delivery and upon written request of Lessee shall provide Lessee with a written copy of Acceptance Test Plan results promptly after PanAmSat's receipt thereof from the manufacturer of the Satellite. To the extent any Lessee Transponders are not deemed accepted and Delivered, the amounts of the Monthly Base Lease Rate will be proportionately reduced (based on the assumption that all of the Lessee Transponders have equal value) and "Lessee Transponders" shall be deemed to be comprised of only the accepted and Delivered Lessee Transponders.

5.       Representations and Warranties

         PanAmSat and Lessee each, except as expressly indicated herein, represent and warrant to, and agree with, the other that:

         5.01 Authority, No Breach. It has the corporate or other organizational right, power and authority to enter into, and perform its obligations under, this Agreement. The execution,

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                                      C-5
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delivery and performance of this Agreement will not result in the breach or non-
performance of any agreements it has with third parties.

         5.02 Corporate Action. It has taken all requisite corporate or other organizational action necessary to approve execution, delivery and performance of this Agreement, and this Agreement constitutes a legally valid and binding obligation upon itself in accordance with its terms.

         5.03 Consents.

              (a) The fulfillment of its obligations hereunder will not constitute a material violation of any existing applicable law, rule, regulation or order of any governmental authority. Except as set forth in Section 6.01, all material necessary or appropriate public or private consents, permissions, agreements, licenses, or authorizations to which it or any Lessee Transponder or, in the case of PanAmSat, the Satellite may be subject have been or shall be obtained in a timely manner; provided, however, that it shall be PanAmSat's sole responsibility to obtain any regulatory approvals needed to enable it to lease the Lessee Transponders as provided for in this Agreement, other than the regulatory approvals described in Section 6.01(b) below, for which the parties shall be responsible as set forth therein.

              (b) Notwithstanding the final sentence of Section 5.03(a), PanAmSat and Lessee acknowledge that the transactions set forth in this Agreement may be challenged before the FCC or a court of competent jurisdiction by other persons or entities not parties hereto. In such event, PanAmSat and Lessee agree that PanAmSat shall use its best efforts, and, at the reasonable request of PanAmSat, Lessee shall use reasonable efforts, before the FCC, and the courts if an appeal from an FCC order is taken, to support PanAmSat's right to lease and Lessee's right to lease the Lessee Transponders and that they shall fully cooperate with each other in these endeavors. Lessee alone shall have the right to determine whether and to whom it will incur legal expenses in connection with any proceeding arising out of its obligations under this Section 5.03(b). If, however, by written order, the FCC or a court of competent jurisdiction shall determine that PanAmSat may not lease to Lessee and Lessee may not lease from PanAmSat the Lessee Transponders on the terms and conditions set forth herein, then PanAmSat and Lessee shall seek immediate review of such order before the FCC or an appellate court or shall, if possible, reconstitute the transaction to comply with such order. If an appellate court issues a written order, which is no longer subject to further judicial rehearing or review, upholding the determination of the FCC or a court or competent jurisdiction that PanAmSat may not lease and Lessee may not lease the Lessee Transponders, then PanAmSat and Lessee shall, if possible, reconstitute the transaction as set out herein and, if they are unable to do so, either party shall thereafter have the right to terminate this Agreement (upon written notice to the other party) as set forth in Section 10.05, without liability to the other, except for obligations arising prior to the date thereof.

         5.04 Litigation. There is no outstanding, or to the best of its knowledge, threatened, judgment, pending litigation or proceeding, involving or affecting the transactions provided for in this Agreement.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

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

         5.05 No Broker. It does not know of any broker, finder or intermediary involved in connection with the negotiations and discussions incident to the execution of this Agreement, or of any broker, finder or intermediary who might be entitled to a fee or commission upon the consummation of the transactions contemplated by this Agreement.

6.       Additional Representations, Warranties and Obligations

         6.01 Authorization Description.

              (a) PanAmSat shall file with the FCC an application, and will promptly file any necessary amendments to such application (collectively, the "Application") to launch and operate the Satellite at the 95(Degree) West Longitude orbital location and to permit the Lessee Transponders to be used to provide fixed satellite services to the Territory.

              (b) Certain authorizations, consents, permissions, agreements, licenses, registrations or approvals (collectively, "Authorizations") from governmental bodies outside the United States have not yet been obtained and will need to be obtained from such governmental bodies in order to: (i) authorize the Satellite to be used to provide capacity for use in certain countries other than the United States; and (ii) authorize the right to uplink signals to or downlink signals from the Satellite and to provide a "Direct-To-Home Service" (as defined in Section 6.10) using the Satellite to customers in certain countries. PanAmSat and Lessee shall each use commercially reasonable efforts to obtain and to assist the other in obtaining the Authorizations as set forth in the immediately following sentence and in a manner which minimizes legal risk, economic costs and tax exposure to each of PanAmSat and Lessee. [***]

              (c) If the FCC fails to approve the Application [***], then this Agreement shall terminate at the election of either party (upon written notice to the other party) and (i) PanAmSat shall have no liability to Lessee, except for prepaid charges made by Lessee (if any); and (ii) Lessee shall have no liability to PanAmSat, except for previously incurred obligations.

         6.02 Transponder Performance Specifications. The Lessee Transponders, upon Delivery, shall at least meet the Transponder Performance Specifications.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

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         6.03 Right to Lease. On the Galaxy VIII(i)R Lease Commencement Date and
subject to Section 4.01, Lessee shall be entitled to lease each of the Lessee Transponders free from all liens, charges, claims or encumbrances (collectively, "Encumbrances"), except: (i) Encumbrances resulting from (a) Lessee's lease of the Lessee Transponders; (b) any actions taken by Lessee; or (c) the right and interest of any financing entity pursuant to any transactions entered into in connection with a sale and leaseback transaction involving the Satellite or other financing by PanAmSat; and (ii) Encumbrances which do not have an adverse effect on Lessee's rights hereunder. Notwithstanding the preceding sentence, for so long as this Agreement is in full force and effect and for so long as Lessee is not in default under this Agreement, PanAmSat shall not assign (including as security) or otherwise grant any ownership interest in any Lessee Transponder then being leased by Lessee pursuant to this Agreement without securing the agreement of the party granted such an interest (the "Holder") that, (y) provided Lessee is not in default under this Agreement, Lessee shall lawfully and quietly hold and enjoy the benefits of this Agreement without hindrance or molestation from PanAmSat, Holder or any person claiming through or under PanAmSat or Holder, and (z) Holder shall not interfere with Lessee's use of any of the Lessee Transponders in accordance with this Agreement notwithstanding any default by PanAmSat under its agreement with Holder providing for such an interest. [***]

         6.04 Government Regulations. PanAmSat has used, and until disposition of the Satellite pursuant to Section 17 will continue to use, its reasonable best efforts to obtain and maintain, in all material respects, all applicable United States federal, state and municipal and other non-governmental third party authorizations or permissions to operate the Satellite, applicable to it and the Satellite, and to comply, in all material respects, with all such regulations regarding the operation of the Satellite and the Lessee Transponders applicable to it.

         6.05 Not a Common Carrier. Unless required to do so by the FCC, PanAmSat shall not hold itself out, publicly or privately, as a provider of common carrier communications services on the Satellite and is not purporting herein to provide to Lessee or to any other party any such services with respect to Galaxy VIII(i)R.

         6.06 TT&C. Tracking, telemetry and control shall be provided by PanAmSat. The TT&C Fee for the Satellite shall be as set forth in Section 3.01 hereof.

         6.07 Outage Allowance. PanAmSat shall grant Lessee an Outage Allowance as follows:

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

         If an "Outage Allowance Failure Period" (as defined below) occurs, then for each hour of such Outage Allowance Failure Period PanAmSat shall grant Lessee a pro rata Outage Allowance based upon the monthly charge for the Lessee Transponder experiencing the Transponder Capacity Failure, the length of the Outage Allowance Failure Period, and a standard of 720 hours per month, calculated pursuant to the equation below. Any such Outage Allowance shall be applied to the next succeeding monthly billing to Lessee and shall not in any case exceed one month's standard billing. "Outage Allowance Failure Period" shall mean the aggregate period--only where such aggregation exceeds [***] during any consecutive [***] period on such Lessee Transponder--during which a Transponder Capacity Failure(s) occurs. A "Transponder Capacity Failure" shall be deemed to occur if (i) after the Galaxy VIII(i)R Commencement Date, a Lessee Transponder fails to meet the applicable Transponder Performance Specifications and (ii) PanAmSat is unable to furnish the necessary Transponder Spare as a substitute for such Lessee Transponder pursuant to Section 9. A Transponder Capacity Failure shall be measured from the time PanAmSat receives notice from Lessee of a claimed Transponder Capacity Failure until the time the Lessee Transponder has been restored to meeting the applicable Transponder Performance Specifications, but shall not begin in any event until Lessee ceases to use such Lessee Transponder. PanAmSat shall accept or reject such outage claim within twenty-four (24) hours of notice from Lessee, or else such claim will be deemed accepted.

          Outage Allowance = Outage Allowance Failure (in Hours) x  N
                             ------------------------------------------
                                                 720

where N =  the Monthly Base Lease Rate then in effect divided by the number of
           Lessee Transponders in operation immediately prior to such Outage Allowance Failure Period.

In no case shall an Outage Allowance be made for any Transponder Capacity Failure caused primarily by: (i) any failure on the part of Lessee to perform its transmission or other material or operational obligations pursuant to this Agreement; (ii) failure of any facilities provided by Lessee and/or its contractors; (iii) reasonable periodic maintenance; provided, however, that PanAmSat will inform Lessee of any proposed periodic maintenance in advance and will use best reasonable efforts to agree upon the times at which such periodic maintenance will be performed on the Lessee Transponders; (iv) interference from sun outage or from third party transmissions or usage; (v) cooperative testing, except where trouble or fault is found in the Lessee Transponder; or (vi) any other act or failure to act by Lessee and/or its "Contractors" (as defined in
Section 20.07).

         6.08     [***]

         6.09     [***]

         6.10     [***]

         6.11     Additional Transponders.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                  (a) If in accordance with Section 2.01 Lessee elects to lease the number of Transponders specified in Section 2.01(b), then in addition to the Lessee Transponders leased pursuant to Section 2.01(b), Lessee shall have certain rights to lease [***] additional Transponders on the Satellite (the "Additional Transponders") pursuant to Sections 6.11(b) and (c).

                  (b) Lessee shall have the right to lease one or more of the Additional Transponders upon one hundred twenty (120) days prior written notice to PanAmSat. Lessee's lease of Additional Transponders pursuant to this Section 6.11(b) shall continue until the end of the Term.

                  (c) In the event that (i) PanAmSat verifies that (A) one or more of the Lessee Transponders on the East (Brazil) downlink beam then being leased by Lessee pursuant to this Agreement have become "Failed Transponders" as defined in Section 12.01 hereof or (B) one or more of the transponders on the East (Brazil) downlink beam then being leased by Lessee pursuant to the Galaxy IIIC Lease Agreement have become "Failed Transponders" as defined in such Galaxy IIIC Lease Agreement, and (ii) PanAmSat is not able to replace such Failed Transponders with Transponder Spares pursuant to this Agreement or the Galaxy IIIC Lease Agreement (as applicable), then PanAmSat shall lease to Lessee, and Lessee shall lease from PanAmSat, as many of the Additional Transponders as may be necessary to replace the capacity of such unreplaced Failed Transponders. Lessee's lease of Additional Transponders pursuant to this Section 6.11(c) shall continue until the earlier to occur of: (i) the end of the Term; or (ii) the date that the applicable Failed Transponder has been restored to operation meeting the applicable Transponder Performance Specifications.

                  (d) Upon the lease by Lessee of one or more Additional Transponders on the Satellite either (i) at Lessee's election pursuant to
Section 6.11(b) or (ii) to replace a Failed Transponder on Galaxy IIIC pursuant to Section 6.11(c), the aggregate Monthly Base Lease Rate shall be increased by the applicable amount per Lessee Transponder per month for each leased Additional Transponder (less any Additional Transponder Fee payable with respect thereto), and each such Additional Transponder shall thereafter be deemed to be a "Lessee Transponder" under this Agreement.

                  (e) Subject to Section 6.10 above, PanAmSat shall have the right to lease, or provide services using, any of the Additional Transponders; provided, however, that each such agreement for the lease of, or provision of services using, any such Additional Transponder to any other customer shall provide that PanAmSat shall have the right to (i) terminate such agreement upon not more than one hundred twenty (120) days prior written notice from PanAmSat in the event that Lessee exercises its right to lease such Additional Transponder in accordance with Section 6.11(b), and (ii) immediately terminate such agreement in the event of that such Additional Transponder is required to be leased to and by Lessee in accordance with Section 6.11(c); provided, further, that in the case of both clause (i) and (ii) in the foregoing proviso, if any other Additional Transponders then remain not leased by Lessee, PanAmSat shall also have the right to move the affected other customer to such other Additional Transponder in lieu of terminating such agreement; provided, further, that any use of such Additional Transponders pursuant to any such

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

lease or service agreement shall not interfere with Lessee's transmissions to and from the Lessee Transponders.

7.       Additional Representations, Warranties and Obligations of Lessee

         7.01 Compliance by Customers. Lessee shall not allow any of its customers or any other third party to utilize, directly or indirectly, any of the Lessee Transponders in a manner that would constitute a breach of the terms of this Agreement had such use been by Lessee on its own behalf. Without implying any right of Lessee to permit any third party use of the Lessee Transponders other than as expressly provided in this Agreement, Lessee shall be responsible to PanAmSat for any third party use or transmission that is permitted by Lessee to the same extent as it would be for Lessee's own use or transmissions and references in this Agreement with respect to Lessee's responsibilities to PanAmSat regarding Lessee's use or transmissions shall be interpreted accordingly.

         7.02 Non-Interference. Lessee's radio transmissions (and those of its uplinking agents) to the Satellite shall comply in all material respects with all FCC and all other governmental (whether international, federal, state, municipal, of a Territory Country (as defined in Section 7.08(a)) or otherwise) statutes, laws, rules, regulations, ordinances, codes, directives and orders, of any such governmental agency, body, or court (collectively, "Laws") applicable to it regarding the operation of the Satellite and the Lessee Transponders, and with the operational requirements (the "Operational Requirements") set forth in Exhibit B, as the same may be modified from time to time by PanAmSat in its reasonable discretion. Lessee shall not utilize (or permit or allow any of its uplinking agents to utilize) any of the Lessee Transponders in a manner that will or may interfere with the use of any other Transponder or cause physical harm to any Lessee Transponder, any other Transponder, or to the Satellite. Further, Lessee will coordinate (and will require its uplinking agents to coordinate) with PanAmSat, in accordance with procedures reasonably established by PanAmSat and uniformly applied to all users of transponders on the Satellite, its transmissions to the Satellite, so as to minimize adjacent channel and adjacent satellite interference and mitigate potential or actual damage to any Lessee Transponder, any other Transponder or the Satellite. For purposes of this
Section 7.02, interference shall also mean acts or omissions which cause a Transponder to fail to meet its Transponder Performance Specifications. Without limiting the generality of the foregoing, Lessee (and its uplinking agents) shall comply with all FCC rules and regulations regarding use of automatic transmitter identification systems (ATIS).

         7.03 Laws. Lessee shall comply (and shall require its uplinking agents to comply), in all material respects, with all Laws applicable to it regarding the operation or use of the Satellite and the Lessee Transponders.

         7.04 Terrestrial Facilities. Lessee shall be responsible for the provision, installation, operation, maintenance of, and for securing all necessary authorizations for all earth station facilities and equipment ("Lessee-Provided Facilities"), for transmitting signals to, or receiving signals from, the Satellite in accordance with the requirements set forth in this Agreement. Any provision by PanAmSat to Lessee of earth station or other terrestrial facilities or services shall be the subject of a separate agreement. The parties agree and acknowledge that the absence of

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

terrestrial interference is not part of the Transponder Performance Specifications.

       7.05   Lessee's Transmitting Stations.

              (a) Lessee will configure, equip and operate its transmit facilities so that the interface of these facilities, in space, with the Satellite shall conform to the characteristics and technical parameters of the Satellite. Lessee will follow PanAmSat's procedures for initiating, and terminating, and increasing or decreasing the power levels of, any transmission to the Satellite. Lessee will operate all transmit facilities in a manner that allows for cessation of, and will cease, transmission immediately upon receiving notice from PanAmSat under Section 20.03(a) ("Telephone Notices"). Lessee will furnish such information regarding the technical parameters of its transmissions as may be required by PanAmSat prior to commencing, during, and upon the conclusion of any transmission to the Satellite.

              (b) PanAmSat shall have the right, but not the obligation, to inspect any Lessee-Provided Facilities together with associated facilities and equipment used by Lessee, or by a third party under the authority of Lessee, to transmit to any Lessee Transponder. PanAmSat will use all reasonable efforts to schedule inspections to minimize the disruption of the operation of the facilities, and Lessee shall make the facilities available for inspection at all reasonable times. Lessee shall, upon PanAmSat's request, provide measured proof that any transmit facility meets or exceeds the sidelobe envelope described in Exhibit B.

       7.06 Lessee's Uplink Providers. Lessee shall be permitted to contract with other parties to transmit its signals to, or receive its signals from the Satellite; provided, that Lessee requires its contractors to comply with all of the requirements of this Agreement regarding transmissions to, or reception from, the Satellite and makes PanAmSat a third party beneficiary (or to the extent that it may be required for enforceability, gives PanAmSat direct privity) entitled to enforce said agreement. If Lessee retains third parties as permitted by the previous sentence, these third parties' facilities shall be deemed to be Lessee-Provided Facilities and the acts and omissions of these third parties in connection with the transmission or reception of Lessee's signals shall be deemed to be the acts and omissions of such third parties and of Lessee.

       7.07   [***]

       7.08   Additional Usage Representations, Warranties  and Obligations.

              (a) Lessee has not been convicted for the criminal violation of, and has not been found by the FCC or other federal, state or local governmental authority in the United States or by a Territory Country (as defined below) with appropriate jurisdiction (a "Governmental Authority") to have violated, any law or regulation concerning illegal or obscene program material or the transmission thereof (the "Obscenity/Content Laws"), and Lessee is not aware of any pending investigation (including, without limitation, a grand jury investigation) involving Lessee's programming related to the Obscenity/Content Laws

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

         or any pending proceeding against Lessee for the violation of any Obscenity/Content Laws. As used herein, "Territory Country" shall mean any country located in the Territory.

                  (b) Lessee will notify PanAmSat as soon as it receives notification of, or becomes aware of, any pending investigation by any Governmental Authority, or any pending criminal proceeding against Lessee, which investigation or proceeding concerns transmissions by Lessee over the Transponders potentially in violation of any law, including without limitation, Obscenity/Content Laws.

                  (c) Any use of the Lessee Transponders shall comply, in all material respects, with all applicable laws of the United States and each Territory Country regarding the operation or use of the Satellite and the Lessee Transponders (including, but not limited to, any Obscenity/Content Laws).

8.       Preemptive Rights

         8.01 Lessee recognizes that it may be necessary in unusual or abnormal situations or conditions for PanAmSat deliberately to preempt or interrupt Lessee's use of any or all of the Lessee Transponders, in order to protect the overall performance of the Satellite. Such decisions shall be made by PanAmSat in its sole discretion; provided, however, that, to the extent it is technically feasible, as among the Lessee Transponders, PanAmSat shall preempt or interrupt the use of Lessee Transponders in the order provided by Lessee in accordance with Section 9.02. To the extent technically feasible, PanAmSat shall give Lessee at least forty-eight (48) hours' notice of such preemption or interruption, shall provide Lessee with information regarding the technical circumstances and reasons for such preemption or interruption, and shall use its reasonable best efforts to schedule and conduct its activities during periods of such preemption or interruption so as to minimize the disruption to the use of Lessee Transponders on the Satellite. To the extent that such preemption results in a loss to Lessee of the use of the Lessee Transponders sufficient to constitute a breach of PanAmSat's obligations as set forth in Section 12, Lessee shall have all of the rights and remedies set forth in Sections 6.07, 9 and 12.

         8.02 If a Lessee Transponder is not meeting the applicable Transponder Performance Specifications, but Lessee elects to continue to use (and pay for) such Lessee Transponder, as degraded, PanAmSat may interrupt Lessee's use as necessary to perform testing or take any other action that may be appropriate to attempt to restore the affected Lessee Transponder to the applicable Transponder Performance Specifications. In such event, PanAmSat shall coordinate activities with affected users of the Satellite and shall use all reasonable efforts to minimize the overall disruption. To the extent that any period of interruption results in a loss to Lessee of the use of such Lessee Transponder that is sufficient to constitute a Confirmed Failure, Lessee shall have all of the rights regarding Outage Allowances that are set forth in Section 6.07.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

         8.03 Satellite Power Constraint. As the Satellite increases in age, because of overall power constraints on the Satellite, it may be necessary to cease operating (or interrupt operation of) one or more Transponders on the Satellite. If such deactivation is required, to the extent consistent with protecting the overall health and performance of the Satellite, and to the extent technically feasible, PanAmSat will, as between the Lessee Transponders and other Transponders on the Satellite, deactivate Transponders in reverse order of the priority stated in Section 9.02 below. If any Lessee Transponder will be affected, and such action can be anticipated, PanAmSat will give Lessee at least thirty days' notice or such lesser period of notice as is practical under the circumstances. The deactivation of a Lessee Transponder under this
Section 8.03 shall be treated as a failure of the capacity to meet the applicable Transponder Performance Specifications.

9.       Transponder Spares

         9.01 Use of Transponder Spares. The Satellite contains certain Ku-Band redundant equipment units (individually, a "Transponder Spare"), which are designed as substitutes for equipment units the failure of which could cause a Transponder to fail to meet the Transponder Performance Specifications. PanAmSat, as soon as possible and to the extent technically feasible, shall employ a Transponder Spare in the Satellite as a substitute for any Lessee Transponder equipment unit that has caused any Lessee Transponder to suffer a Confirmed Failure (as defined in Section 12.02) in order to enable such Lessee Transponder to meet the Transponder Performance Specifications. To the extent technically feasible, a Transponder Spare will be substituted for the faulty equipment unit on a first-needed, first-served basis to satisfy PanAmSat's obligations to Lessee and to other Owners or Users of Transponders on the Satellite, if any, which have suffered Confirmed Failures; provided, however, that PanAmSat's obligations to provide Transponder Spares shall continue until such time as all of the Transponder Spares are committed to use as substitutes for Transponders which have suffered Confirmed Failures. If PanAmSat furnishes a Transponder Spare to Lessee as a substitute for an equipment unit that has caused a Lessee Transponder to suffer a Confirmed Failure, then such Transponder Spare shall become part of the Transponder which is leased to Lessee hereunder, and Lessee, concurrently, shall no longer have any right to lease or otherwise use the failed equipment unit. Any Lessee Transponder equipment unit which has been returned shall be made available by PanAmSat, to the extent technically feasible, to satisfy its obligations to any other Owners of Transponders on the Satellite. Lessee agrees and acknowledges that the Transponder Spare redundancy plan of the Satellite may require PanAmSat to reassign certain TWTAs among Transponders to make use of spare equipment. In circumstances in which a Transponder Spare is required to be employed for any Owner and to do so requires a change in the TWTA assigned to Lessee, Lessee shall, on notice from PanAmSat, immediately cease transmitting to the Lessee Transponder using such TWTA to allow such reassignment and for a different TWTA (which must meet or exceed the applicable Transponder Performance specifications) to be assigned to such Lessee Transponder. PanAmSat also shall have the right, until the Transponder Spares are needed, to utilize such Transponder Spares in any manner PanAmSat determines.

         9.02 Simultaneous Failure -- Priority with Respect to the Use of Transponder Spares. If Transponders of more than one Owner simultaneously suffer a Confirmed Failure, then, to the extent technically feasible, the Lessee Transponders shall have priority over the Transponders of

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

other Owners as to the use of a Transponder Spare. In the event that one or more Lessee Transponders simultaneously suffer a Confirmed Failure, then such Lessee Transponders shall have priority amongst themselves as to the use of Transponder Spares according to the list set forth in Exhibit C (provided, however, that Lessee shall have the right at any time from time to time, by written notice to PanAmSat, to change the priorities between and among any of the Lessee Transponders), to the extent technically feasible. As used in this Section 9.02, the term "simultaneously" shall be deemed to mean occurring within any 24-hour period.

         9.03 PanAmSat's Ownership of Transponders. PanAmSat may retain or acquire ownership of any Transponders (any Transponders so retained or acquired by PanAmSat being referred to herein as "PanAmSat's Transponders"). In such event, PanAmSat shall have the same right to use PanAmSat's Transponders as any other Owner (taking into account such Owner's rights as set forth in the relevant transponder purchase agreement, lease agreement or license agreement) would have, including, without limitation, the right to utilize Transponder Spares in the event PanAmSat's Transponders do not meet the Transponder Performance Specifications. PanAmSat also shall have the right, but not the obligation, to utilize PanAmSat's Transponders to satisfy PanAmSat's obligations
(i) to Lessee under this Agreement, or (ii) to any other Owners. PanAmSat's priority under the provisions of this Section 9 and other sections of this Agreement shall be determined in accordance with Section 9.02.

10.      Termination Rights

         10.01 Termination by Lessee for Transponder Failure. Provided that Lessee is not in default of any of its material obligations under the Agreement, Lessee shall have the right to terminate its obligations under this Agreement upon delivery of written notice to PanAmSat at least thirty (30) days' prior to the effective date of such termination, only if prior to the last day of the Term, more than one-half of the total number of Lessee Transponders then being leased on Galaxy VIII(i)R become Failed Transponders (as defined in Section 12.01) and PanAmSat has not, within one (1) month of such failure, restored such Failed Transponders to the applicable Transponder Performance Specifications (including through the use of Transponder Spares or Additional Transponders); provided that such failure does not result from a force majeure condition (as set forth in Section 11.01, unless (i) such force majeure condition continues for longer than one (1) month and during such period all of such Lessee Transponders remain Failed Transponders; and (ii) such force majeure condition is not attributable to acts or omissions of Lessee any of Lessee's Contractors or "Users" (as defined in Section 10.06) or the employees, directors or agents of Lessee or of any of Lessee's Contractors or Users). If Lessee terminates its obligations as to all Lessee Transponders as set forth in this Section 10.01 (the "Terminated Transponders"), then Lessee shall be entitled to a full refund, without interest, of all lease prepayments made, if any, for each such Terminated Transponder, less any payments made by PanAmSat to it on account of such Terminated Transponders pursuant to other provisions of this Agreement, and Lessee and PanAmSat shall have no further obligations to each other as to each such Terminated Transponder, except for (i) obligations arising with respect to such Terminated Transponder prior to its becoming a Failed Transponder, and (ii) Lessee's obligation to pay [***] for all periods prior to such termination.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

         10.02    Termination by PanAmSat.
                  -----------------------

                  (a) Notwithstanding anything else set forth in this Agreement and in addition to all other remedies PanAmSat may have, PanAmSat may immediately terminate this Agreement if: (i) Lessee shall have failed to pay any amount due and payable pursuant to the provisions of Section 3, and Lessee has been given written notice by PanAmSat of said failure (and the Chief Financial Officer and General Counsel of GLA have been given a copy of such notice) and Lessee shall have failed to pay the amount due and payable within ten (10) business days after PanAmSat has given such notice to Lessee; (ii) Lessee fails to cease any activity in violation of Section 7.02, 8.01 or 10.06 upon receiving notice from PanAmSat in accordance with Section 20.03(a); (iii) Lessee fails to cease any other activity in violation of Lessee's obligations under this Agreement within thirty (30) days after receiving from PanAmSat a written notice of such violations; or (iv) PanAmSat terminates the Galaxy IIIC Lease Agreement; provided that in the case of any of (i), (ii) or (iii), GLA has not assumed and performed all of Lessee's obligations pursuant to a GLA Assumption as set forth in Section 2.02 hereunder within the cure period specified in the applicable clause.

                  (b) In the event of a termination under clause (i) of Section 10.02(a), PanAmSat may accelerate and declare immediately due and payable all remaining payments due under this Agreement through the end of the Term. In the event of a termination under any of clauses (ii), (iii) or (iv) of Section 10.02(a), Lessee shall continue to be responsible for all remaining payments as they would otherwise have become due and payable under this Agreement through the end of the Term but for such termination; provided, that if Lessee fails to make payment of any such amount such that a termination right would arise under clause (i) of Section 10.02(a), then PanAmSat may accelerate and declare immediately due and payable all remaining payments that would otherwise have become due and payable under this Agreement through the end of the Term.

                  (c) Any late payments by Lessee to PanAmSat shall be with interest calculated at the "Interest Rate" set forth in Section 20.01, payable with the amount due and calculated from the date payment was due until the date it is received by PanAmSat. PanAmSat shall have the obligation to mitigate its damages in connection with any breach by Lessee of this Agreement only to the extent mandated by the internal laws of the State of California. As an indication only and not as a limitation, PanAmSat shall not have any obligation to remarket the Lessee Transponders prior to leasing or selling all transponders on satellites either launched or expected to be launched by PanAmSat or any of its affiliates.

         10.03    PanAmSat's Right to Transfer. If, for any reason whatsoever,
(i) Lessee does not make the payments in the amounts and on the dates set forth in Section 3 or any other event occurs which may give rise to a termination right under 10.02 if uncured and (ii) if applicable, Lessee and GLA fail to cure such default as set forth in Section 10.02, then, in addition to all of its other remedies at law or in equity, PanAmSat shall be entitled immediately to Transfer (as defined in Section 13) any or all of the Lessee Transponders to whomever PanAmSat sees fit, Lessee shall

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

not be entitled to any equitable relief as a result thereof, and Lessee's exclusive remedy shall be limited to recovery of any payments made to it by PanAmSat, without interest, less any claim PanAmSat has against Lessee by reason of Lessee's default.

         10.04 Prompt Repayment. All refunds provided for in this Section 10 to be made by PanAmSat shall be made within fifteen (15) business days of receipt by PanAmSat of notice of termination by Lessee, and any late payment by PanAmSat to Lessee shall be with interest calculated at the "Interest Rate" set forth in Section 20.01, payable with the amount due and calculated from the date payment was due until the date it is received by Lessee.

         10.05 Termination by Lessee or PanAmSat. Notwithstanding anything else set forth in this Agreement, either Lessee or PanAmSat may terminate its obligations under this Agreement as to the Lessee Transponders, upon written notice to the other party: (i) if the FCC shall have by Final Order (as defined below), prevented PanAmSat from using the Satellite or the Transponders to transmit to the Territory; or (ii) as provided under the provisions of Section
5.03. As used herein, an order of the FCC becomes a "Final Order" when the FCC's action is no longer subject to administrative or judicial reconsideration, rehearing, review, stay, appeal or other similar actions which could be filed with the FCC or with any court having jurisdiction to review said action.

         10.06    Right to Deny Access.

                  (a)      If, in connection with using the Lessee Transponders,

                           (i) User (as defined below) is indicted or is otherwise charged as a defendant in a criminal proceeding based upon, or is convicted under, any Obscenity/Content Law or has been found by any Governmental Authority to have violated any such law;

                           (ii) based on any User's use of the Transponders, PanAmSat is indicted or otherwise charged as a criminal defendant, becomes the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or any Governmental Authority seeks a cease and desist or other similar order or filing;

                           (iii) the FCC has issued an order initiating a proceeding to revoke PanAmSat's authorization to operate the Satellite;

                           (iv)   PanAmSat obtains a court order pursuant to
                  Section 10.06(c) or a court or Governmental Authority of competent jurisdiction orders PanAmSat to deny access to User or orders User to cease transmission;

                           (v) PanAmSat receives written notice (the "Illegal Programming Notice") from a Governmental Authority that such authority considers Lessee

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

                  and/or any other User's programming to be in violation of Obscenity/Content Laws (the "Illegal Programming"), and that if PanAmSat does not cease transmitting such Illegal Programming, then PanAmSat and/or its affiliates and/or any of their executives will be indicted or otherwise charged as a criminal defendant, will become the subject of a criminal proceeding or a governmental action seeking a fine, license revocation or other sanctions, or that such Governmental Authority will seek a cease and desist or other similar order or filing (with PanAmSat being obligated, to the extent permitted by law, to provide Lessee with a copy of such Illegal Programming Notice);

                           (vi) PanAmSat has the right to terminate this Agreement pursuant to Section 10.02 (provided that any notice that would be required for termination under Section 10.02 shall also be given for any such denial of access); or

                           (vii) Lessee's signal(s) is being "jammed" by a third party (governmental or otherwise) and such jamming is interfering with the use or threatens the health of the Satellite; provided that PanAmSat shall, in cooperation with Lessee, use its reasonable efforts through available legal means to cause such jamming to be stopped as soon as possible; provided further that the foregoing shall not require either Lessee or PanAmSat to institute legal proceedings against any third party;

         then, upon notice from PanAmSat to Lessee (the "Denial of Access Notice"), User shall cease using the Lessee Transponders immediately, in the case of a denial of access pursuant to subparagraphs (i), (ii),
         (iii), (iv), (vi) or (vii) above, or within 24 hours following receipt of such notice, in the case of a denial of access pursuant to subparagraph (v), above; and if User does not voluntarily cease using such capacity at the appropriate time, then PanAmSat shall have the right to take such steps as PanAmSat deems necessary to prevent User from accessing the Lessee Transponders. Provided, however, that in the case of an Illegal Programming Notice, if User has more than one programming service, then the denial of access by PanAmSat shall apply only to the Transponders used to provide the alleged Illegal Programming service, as best as can be determined by PanAmSat; and provided further, however, that if, upon receipt of the Denial of Access Notice from PanAmSat, User does not immediately cease transmission of such Illegal Programming service, then PanAmSat shall have the right to take such steps as PanAmSat deems necessary to prevent User from accessing the Transponders used to transmit such Illegal Programming service (and if, thereafter, Lessee transmits such Illegal Programming service using any of the Lessee Transponders, then PanAmSat shall have the immediate right, without further notification, to take such steps as PanAmSat deems necessary to prevent Lessee from accessing any Lessee Transponder). As used herein, "User" shall mean Lessee and any person to whom Lessee Transfers all or part of its right to use any of the Lessee Transponders, including without limitation, a lessee, licensee or assignee. Lessee agrees to maintain a properly operating facsimile machine at all times to receive the Denial of Access Notice from PanAmSat.

                  (b) If PanAmSat denies, or has given Lessee notice of its intent to deny, access

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                                      C-18
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         to the Lessee Transponders pursuant to the provisions of this Section
         10.06, and if Lessee does not believe the conditions set forth in this Agreement to PanAmSat's denial of access have been met, then Lessee shall have the immediate right to seek injunctive relief, including a temporary restraining order on notice of four (4) hours or more to PanAmSat, to prevent the denial or continuing denial of such access by PanAmSat.

                  (c) PanAmSat shall also have the right to seek: (i) injunctive relief, including a temporary restraining order on notice of four (4) hours or more to Lessee, to prevent, suspend or otherwise limit User's continued access to the Lessee Transponders where PanAmSat believes such use has resulted or will result in a violation of any Obscenity/Content Law; or (ii) declaratory relief to establish its right to deny User's access to Lessee Transponders under this Agreement.

                  (d) Either party shall be entitled to oppose the other's attempt to obtain equitable relief. However, in order to enable either party to obtain a resolution of any such dispute as expeditiously as possible, both parties hereby agree that: (i) neither party will contest the jurisdiction of, or the venue of, any action for equitable relief brought by the other party in the following courts: the U.S. District Court for the Southern District of New York and the U.S. District Court for the Central District of California; (ii) the party opposing equitable relief (the "Opposing Party") will make itself available to accept service by telecopy or personal delivery on a 24 hour-a-day basis for five (5) consecutive days following receipt by the Opposing Party of the other party's notice of its intent to seek such equitable relief; and (iii) if either party seeks a temporary restraining order and provides notice to the Opposing Party at least four (4) hours before the scheduled court hearing, then the Opposing Party will not challenge the timeliness of such notice.

                  (e) If it is determined by final judicial order that PanAmSat prevented Lessee from accessing any or all of the Lessee Transponders at a time when it did not have the right to do so pursuant to this
         Section 10.06, then Lessee's sole and exclusive remedy shall be PanAmSat's payment to Lessee of liquidated damages equal to [***] for the terminated capacity, such pro-ration to be based on the period of time of loss of use of such capacity and the amount of capacity affected. Except as provided in the immediately preceding sentence, a denial of access made by PanAmSat under this Section 10.06 shall not result in any Outage Allowance, refund or other damages to Lessee, and all Monthly Base Lease Rate and TT&C Fee payments shall continue to be due and payable.

                  (f) All remedies of PanAmSat set forth in this Section 10.06 shall be cumulative and in addition to, and not in lieu of, any other remedies available to PanAmSat at law, in equity or otherwise, and may be enforced by PanAmSat concurrently or from time to time.

                  (g) In addition to any other indemnification obligations found elsewhere in this Agreement, Lessee shall indemnify and save PanAmSat, its directors, officers, employees, and its affiliates from any liability or expense arising out of or related to User's use of the Lessee Transponders in violation (or alleged violation) of this Section
         10.06. Lessee shall

[***] Filed separately with the Commission pursuant to a request for
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         pay all expenses (including reasonable attorneys' fees) incurred by
         PanAmSat in connection with all legal or other formal or informal proceedings, instituted by any private third party or any Governmental Authority, and arising out of or related to User's use of the Lessee Transponders under this Section 10.06, and Lessee shall satisfy all judgments, fines, penalties, costs, or other awards which may be incurred by or rendered against PanAmSat as a result thereof, as and to the extent permitted by law.

         10.07 Termination by Lessee upon Galaxy IIIC Lease Commencement Date. Lessee shall have the right to terminate this Agreement by giving PanAmSat written notice of termination on or before the date that is [***] after the Galaxy IIIC Lease Commencement Date; provided however, that such right to terminate shall expire immediately upon a launch failure of Galaxy IIIC or a satellite failure of Galaxy IIIC under circumstances which make it clearly ascertainable or predictable, by technical analysis, that the Galaxy IIIC Lease Commencement Date will not occur with such Galaxy IIIC satellite. In the event that Lessee terminates this Agreement pursuant to this Section 10.07, Lessee understands that PanAmSat intends to exercise its rights to terminate and/or to modify its agreements for the construction and launch of Galaxy VIII(i)R, and Lessee agrees to reimburse PanAmSat, or, at PanAmSat's election, to pay directly to the party to which PanAmSat owes, all amounts owed by PanAmSat to the Satellite Manufacturer and the Launch Provider pursuant to the applicable agreement as a result of such termination or modification (including delay costs or charges) (collectively, the "Termination Costs"). PanAmSat agrees to use commercially reasonable efforts to mitigate the total of such Termination Costs. All Termination Costs owed by Lessee to PanAmSat (or, if so elected by PanAmSat, to the Satellite Manufacturer and the Launch Provider) under this Section 10.07 shall be paid by Lessee [***] PanAmSat delivers to Lessee a statement of Termination Costs certified by the Chief Financial Officer of PanAmSat as true and accurate and an amortization schedule of the payments required hereunder by Lessee. Any subsequent decrease or increase in the total Termination Costs owed by PanAmSat to the Satellite Manufacturer or the Launch Provider shall result in a corresponding [***]. Lessee's obligations under this Section 10.07 shall survive termination of this Agreement pursuant to this Section 10.07.

11.      Force Majeure

         11.01 Failure of Performance. Any failure in the performance of the Transponders, once provided, shall not be a breach of this Agreement if such failure results from acts of God, governmental action or Law (whether in its sovereign or contractual capacity) or any other circumstances reasonably beyond the control of PanAmSat, including, but not limited to, earth station sun outage, weather, or acts or omissions of Lessee or any third parties (excluding affiliates of PanAmSat with whom PanAmSat contracts for any components of the Satellite or any services with respect thereto). Nothing in this Section 11.01 shall excuse (i) PanAmSat's obligations to provide Transponder Spares, to the extent available and technically feasible, to satisfy its obligations as set forth in Section 9 or (ii) PanAmSat's obligations under Sections 6.08 and 6.09.

12.      Limitation of Liability/Breach of Warranty

         12.01 Liability of PanAmSat. If (i) after the Galaxy VIII(i)R Lease Commencement

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                                      C-20
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Date, a Lessee Transponder fails to meet the Transponder Performance
Specifications prior to the last day of the Term, (ii) such failure is deemed to be a "Confirmed Failure" (as defined in Section 12.02), and (iii) PanAmSat is unable to furnish the necessary Transponder Spare as a substitute for such Lessee Transponder pursuant to Section 9, then such Transponder shall be deemed to be a "Failed Transponder." In the event that any such failure of a Lessee Transponder is excused by an event set forth in Section 11.01, Lessee shall be entitled to cease making a pro rata portion of the Monthly Base Lease Rate payments as to such Lessee Transponder for so long as the event set forth in
Section 11.01 continues.

         12.02 Confirmed Failure. A Lessee Transponder shall be deemed to have suffered a "Confirmed Failure" if (a) it fails to meet the Transponder Performance Specifications for a cumulative period of more than [***] during any consecutive [***] period, (b) [***] or more "outage units" (as defined below) occur within a consecutive [***] period, or (c) it fails to meet the Transponder Performance Specifications for any period of time under circumstances that make it clearly ascertainable or predictable, by technical analysis, that the failure set forth in either (a) or (b) of this Section 12.02 will occur. An "outage unit" shall mean the failure of the Lessee Transponders to meet the Transponder Performance Specifications for a [***] period in one day (with each such [***] period in the same day constituting a separate outage unit). As used herein, the term "day" shall mean a 24-hour period of time commencing on 12:00 Midnight Eastern Time. Lessee shall give PanAmSat immediate notification of any such failure, as soon after commencement of any such failure as is reasonably possible, and of the relevant facts concerning such failure. Upon PanAmSat's verification that a Lessee Transponder has suffered a Confirmed Failure, such failure shall be deemed to have commenced upon receipt by PanAmSat of notification from Lessee, or PanAmSat's actual knowledge, whichever first occurs, of the Confirmed Failure. If PanAmSat has actual knowledge that a Lessee Transponder has suffered a failure which is clearly ascertainable or predictable, by technical analysis, that such failure will become a Confirmed Failure with the passage of time, then PanAmSat shall so notify Lessee and such Lessee Transponder shall be deemed to have suffered a Confirmed Failure upon such notification. All determinations as to Confirmed Failures and Outage Allowances shall be made on an individual Transponder by Transponder basis.

         12.03 Repayment for Failed Transponder. For each Lessee Transponder that has become a Failed Transponder, for which Lessee is entitled to cease making Monthly Base Lease Rate payments, and for which Lessee has ceased making Monthly Base Lease Rate payments, Lessee shall be entitled to a refund equal to the product of (i) a fraction, the numerator of which is the number of days from the date such Lessee Transponder became a Failed Transponder until the end of the calendar month in which such failure occurred and the denominator of which is the total number of days in the calendar month in which such failure occurred, multiplied by (ii) the applicable Monthly Base Lease Rate actually paid by Lessee for such Transponders for the calendar month in which such failure occurred. PanAmSat may offset against any refund due to Lessee pursuant to this Section 12.03 any amounts due from Lessee to PanAmSat under this Agreement [***] and any Outage Allowance already paid to Lessee for any period from and after the date such Lessee Transponder became a Failed Transponder. In addition, if the performance of a Lessee Transponder is such that, while it fails to meet the Transponder Performance Specifications, its performance is nonetheless of some value to Lessee, then prior to accepting

[***] Filed separately with the Commission pursuant to a request for
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                                      C-21
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repayment calculated as aforesaid, Lessee shall have the right to negotiate with
PanAmSat to determine if there is a mutually agreeable reduced lease rate upon which Lessee is willing to continue leasing such Transponder.

         12.04    Limitation of Liability.
                  -----------------------

                  (a) ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED EXCEPT TO THE EXTENT SPECIFICALLY AND EXPRESSLY PROVIDED FOR IN SECTION 6.02. IT IS EXPRESSLY AGREED THAT PANAMSAT'S SOLE OBLIGATIONS AND LIABILITIES RESULTING FROM A BREACH OF THIS AGREEMENT, AND LESSEE'S EXCLUSIVE REMEDIES FOR ANY CAUSE WHATSOEVER (INCLUDING, WITHOUT LIMITATION, LIABILITY ARISING FROM NEGLIGENCE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY, ARE LIMITED TO THOSE SET FORTH IN SECTIONS 6.07, 9, 10 AND 12, HEREOF, AND ALL OTHER REMEDIES OF ANY KIND ARE EXPRESSLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, ALL RIGHTS AND REMEDIES OF LESSEE UNDER DIVISION 10, CHAPTER 5, ARTICLE 2 AND SECTIONS 10209, 10406 AND 10504 OF THE CALIFORNIA UNIFORM COMMERCIAL CODE.

                  (b) IN NO EVENT SHALL PANAMSAT BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY DEFECT IN THE TRANSPONDERS, DELAY IN DELIVERY OR PROVISION OF THE TRANSPONDERS, FAILURE OF THE TRANSPONDERS TO PERFORM OR ANY OTHER CAUSE WHATSOEVER. PANAMSAT MAKES NO WARRANTY, EXPRESS OR IMPLIED, TO ANY OTHER PERSON OR ENTITY CONCERNING THE TRANSPONDERS OR THE SATELLITES AND LESSEE SHALL DEFEND AND INDEMNIFY PANAMSAT FROM ANY CLAIMS MADE UNDER ANY WARRANTY OR REPRESENTATION BY LESSEE TO ANY THIRD PARTY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LESSEE ACKNOWLEDGES AND AGREES THAT IT SHALL HAVE NO RIGHT OF RECOVERY FOR THE SATISFACTION OF ANY CAUSE WHATSOEVER, ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGAINST (A) ANY PARENT COMPANY OF PANAMSAT OR COMMONLY CONTROLLED ENTITIES, INCLUDING, WITHOUT LIMITATION, HUGHES ELECTRONICS CORPORATION (COLLECTIVELY, "PANAMSAT COMPANIES"), (B) ANY SUPPLIER OF SERVICES OR EQUIPMENT TO PANAMSAT IN CONNECTION WITH THE CONSTRUCTION, LAUNCH, OPERATION, MAINTENANCE, TRACKING, TELEMETRY AND CONTROL OF THE SATELLITE OR THE LESSEE TRANSPONDERS, OR THE PROVISION OF THE LESSEE TRANSPONDERS TO LESSEE IN ANY CIRCUMSTANCES IN WHICH PANAMSAT WOULD BE OBLIGATED TO INDEMNIFY THE SUPPLIER,

[***] Filed separately with the Commission pursuant to a request for
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         OR (C) ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, PARTNER OR SHAREHOLDER
         OF PANAMSAT OR ANY PANAMSAT COMPANY.

                  (c) Lessee shall indemnify and save the "PanAmSat Group" (defined herein to mean PanAmSat, the PanAmSat Companies and all officers, employees, agents, partners and shareholders of PanAmSat and/or the PanAmSat Companies) harmless from all liability disclaimed by PanAmSat, as specified in Sections 12.04(a) and (b) above, to the extent such liability arises in connection with the Services provided pursuant to this Agreement, including, without limitation, Lessee's violation or alleged violation of any Laws (including, without limitation, any Obscenity/Content Laws). Lessee shall pay all expenses (including attorneys' fees) incurred by the PanAmSat Group (whether individually or jointly) in connection with all legal or other formal or informal proceedings concerning claims of third parties described in the preceding sentence, and Lessee shall satisfy all judgments, costs, or other awards which may be incurred by or rendered against the PanAmSat Group (whether individually or jointly) in such proceeding. Lessee shall have the right to defend any legal or other formal or informal proceedings concerning claims of third parties; provided, however, that Lessee shall conduct such defense with legal counsel reasonably satisfactory to PanAmSat. Lessee shall pay any settlement of any such claim or legal or other formal or informal proceeding, but Lessee shall not agree to any settlement of any third party claim without first giving thirty (30) days prior written notice of the terms and conditions of such settlement to PanAmSat and obtaining PanAmSat's written consent to such settlement, which consent shall not be unreasonably withheld or delayed.

                  (d)  Notwithstanding the limitations of the second sentence of
         Section 12.04(a), Lessee and PanAmSat each shall have the right to obtain injunctive relief, if necessary, in order to prevent the other party from willfully breaching its obligations under this Agreement or to compel the other party to perform its obligations under this Agreement. In this regard, both parties acknowledge and agree that the Lessee Transponders to be provided hereunder are unique and not readily available on the open market and that, if the Lessee Transponders are not available to Lessee because the terms of the Agreement are not fulfilled through no fault of Lessee and for reasons attributable to a breach of this Agreement by PanAmSat, then Lessee's remedies at law would not be adequate. The parties further acknowledge and agree that if Lessee breaches the terms of this Agreement, then PanAmSat's remedies at law would not be adequate.

                  (e)  [***]

         12.05 Obligations of Lessee to Cooperate. If any of the Lessee Transponders fail to meet the Transponder Performance Specifications, then Lessee shall use reasonable efforts to cooperate and aid PanAmSat in curing such failure; provided that such efforts can be done at minimal or no cost to Lessee, unless reimbursed by PanAmSat.

                  (a) These obligations of Lessee shall include, but not be limited to, the following:

[***] Filed separately with the Commission pursuant to a request for
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                                      C-23
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                           (i)   If there is a problem which can be compensated
                  for by increasing the power of its transmission to the Lessee Transponders, then Lessee shall do so, at PanAmSat's cost and expense, to the extent it can with existing equipment; provided, however, that PanAmSat shall not be able to require Lessee to increase the power of its transmission if, by doing so, it would cause interference with other Transponders on the Satellite which is prohibited by Section 7.02 of this Agreement, or interference with any other satellite; and

                           (ii) Permitting PanAmSat, at PanAmSat's cost and expense, to upgrade Lessee's equipment; provided that Lessee shall be entitled to select and install such equipment and determine its configuration in accordance with its own existing operating procedures and technical requirements, and in accordance with applicable laws and regulations.

                  (b) PanAmSat shall give notice to Lessee if and when it requires the increase of power of the transmission of any other Owner pursuant to such Owner's obligation equivalent to this Section 12.05. PanAmSat shall also give notice to Lessee when it acquires knowledge of any other Transponder user uplinking at power levels which might cause interference with the Lessee Transponders. If, after such increase in power, any of the Lessee Transponders no longer meet its Transponder Performance Specifications, PanAmSat shall promptly take steps to reduce interference, if any, prohibited by Section 7.02.

                  (c)  Lessee's priority for the use of Transponder Spares under
         Section 9 shall be determined at the time that any of the Lessee Transponders would otherwise have become a Failed Transponder without Lessee's cooperation under this Section 12.05. Regardless of Lessee's cooperation under this Section 12.05, Lessee shall have the right to exercise its right to the use of a Transponder Spare to which it would have been entitled at the time that such Lessee Transponder was initially determined to have failed had Lessee not taken such action.

13.      Limitations on Transfer by Lessee

         Except as specifically provided for in this Agreement, neither Lessee nor PanAmSat shall assign or otherwise Transfer (as defined below) its rights under this Agreement except with the written consent of the other, which consent may be given or withheld in such party's sole and absolute discretion, except that PanAmSat shall have the right to assign any or all of its rights or obligations hereunder to any affiliate of PanAmSat or its parent corporation, Hughes Electronics Corporation; provided, however, that the affiliate to which the PanAmSat's obligations are assigned shall have the technical capability to perform such obligations. Nothing herein shall preclude PanAmSat or its affiliates from engaging in a transaction with respect to the Satellite commonly referred to as a "sale-leaseback" or from granting to other parties security interests in the Lessee Transponders or the Satellite; provided that commercially reasonable steps are taken to protect the interests of Lessee hereunder as provided in Section 6.03. Lessee shall not be permitted to Transfer any of its rights under this Agreement to the Lessee Transponders to any third party except as otherwise specified in this Agreement or with the written consent of

[***] Filed separately with the Commission pursuant to a request for
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                                      C-24
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PanAmSat, which consent may be given or withheld in PanAmSat's sole and absolute discretion; provided, however, that Lessee shall have the right to assign its rights hereunder to GLA (or its successor in interest conducting the direct-to-home business currently conducted by GLA) without PanAmSat's consent provided that GLA agrees to be bound by this Agreement as if the original Lessee hereunder. "Transfer" shall mean to grant, sell, assign, encumber, permit the utilization of, license, lease, sublease or otherwise convey, directly or indirectly, in whole or in part.

14.      Utilization of Transponders for Services

         PanAmSat acknowledges that Lessee may utilize the Lessee Transponders solely for the provision of services to third parties, including, without limitation, GLA. PanAmSat further acknowledges that as long as such utilization does not conflict with any of the other provisions of this Agreement, such utilization shall not constitute a Transfer.

15.      Monthly Satellite Reports

         15.01 Reports. Lessee shall receive monthly reports on the overall performance of Galaxy VIII(i)R in the form of the Galaxy satellite status reports similar to the Galaxy VIII(i) satellite services monthly report, plus information furnished to insurers.

         15.02 Anomalous Operation Notification. PanAmSat shall notify Lessee as soon as possible by telephone, with prompt written confirmation thereafter, of any significant anomalous condition which it detected in the Transponders or associated Satellite supporting subsystems and which have a material effect or potential material effect on the Satellite. PanAmSat shall also notify Lessee promptly of any circumstances that make it clearly ascertainable or predictable that any of the incidents described in this Section 15.02 will occur.

         15.03 Maneuver Notification. To the extent operationally feasible, PanAmSat shall notify Lessee of all Satellite maneuvers, except for routine station-keeping and momentum dumping, at least three (3) days in advance of their scheduled initiation and, if such maneuver will result in a change of the Satellite's assigned orbital position, promptly following PanAmSat's receipt of FCC authorization or direction of such maneuver.

16.      Confidentiality and Press Releases

         16.01 Confidential Information. PanAmSat and Lessee shall hold in confidence this Agreement and all its Exhibits, including the financial terms and provisions hereof and all information received pursuant to this Agreement, including, without limitation, Section 15, and all other information related to this Agreement not otherwise known to the public (collectively, "Confidential Information"), and PanAmSat and Lessee hereby acknowledge and agree that the Confidential Information is confidential and proprietary and is not to be disclosed to third persons without the prior written consent of both PanAmSat and Lessee. Neither PanAmSat, nor Lessee, shall disclose such Confidential Information to any third party (other than to officers, directors, employees and agents of PanAmSat, Lessee or GLA, each of whom shall be bound by this Section 16.01) except:

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                                      C-25
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                  (a)  to the extent necessary to comply with applicable law or the valid order of a governmental agency or court of competent jurisdiction, or to satisfy its obligations to other Owners of Transponders; provided, however, that the party making such disclosure shall seek confidential treatment of said information;

                  (b) as part of its normal reporting or review procedure to regulatory agencies, its parent company, its auditors and its attorneys; provided, that the party making such disclosure to any such regulatory agency shall seek confidential treatment of such information; and, provided, further, that any other third party to whom disclosure is made agrees to the confidential treatment of such information;

                  (c) in order to enforce its rights and perform its obligations pursuant to this Agreement;

                  (d) to the extent necessary to obtain appropriate insurance, to its insurance agents; provided that such agents agree to the confidential treatment of such information; and

                  (e) to the extent necessary to negotiate clauses that will be common to all transponder lease agreements.

         16.02 Notice Proceeding; Compelled Disclosure. In the event that either party is requested (the "Disclosing Party") pursuant to, or becomes compelled by, applicable law, regulation or legal process to disclose any Confidential Information, the Disclosing Party will provide the other party with prompt written notice so that the other party may seek a protective order or other appropriate remedy or, in the other party's sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that the other party waives compliance with the terms of this Agreement, the Disclosing Party will furnish only that portion of the Confidential Information which the Disclosing Party is advised by counsel is legally required and cooperate, at the other party's sole cost and expense, with the other party's efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

         16.03 Press Releases. The parties agree that no press release relating to the terms and conditions of this Agreement shall be issued without the approval of both parties.

         16.04 Compliance with U.S. Export Laws. The parties agree and acknowledge that, notwithstanding anything herein to the contrary: (a) PanAmSat's disclosure of information to Lessee, GLA and any other third party required pursuant to this Agreement (including, without limitation, Sections 1.04, 4.02, 15.01, 15.02 and 15.03) shall be subject to compliance with the Laws of the United States regarding export restrictions ("U.S. Export Laws"), and that such U.S. Export Laws may prohibit, limit or delay PanAmSat's ability to disclose information as otherwise required under this Agreement; and (b) to the extent that any information disclosed by PanAmSat to Lessee under the Agreement is subject to U.S. Export Laws (including, without limitation, the

[***] Filed separately with the Commission pursuant to a request for
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                                      C-26
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International Traffic in Arms Regulations, 22 CFR ss.ss.120-130 ("ITAR")),
Lessee shall handle such information in compliance with the applicable U.S. Export Laws and shall not disclose, transfer or otherwise export (as defined in ITAR ss. 120.17) such information to any foreign individual (including employees of Lessee), foreign corporation (including subsidiaries or affiliates of Lessee), foreign government or other foreign person (as defined in ITAR ss. 120.16) without the prior written authorization of the U.S. government. This
Section 16.04 shall survive the termination of this Agreement for any reason.

17.      Disposition of Satellite

         At the earlier of the time as (i) the remaining fuel on board Galaxy VIII(i)R is less than [***] of its initial mass prior to launch, including uncertainty in estimate of fuel, as determined by PanAmSat in its sole discretion; (ii) there are fewer than [***] Transponders capable of meeting their respective Transponder Performance Specifications; or (iii) [***], PanAmSat, in its sole discretion, may remove the Satellite from its assigned orbital location. In such event, this Agreement shall terminate, PanAmSat shall have no further obligations to Lessee under this Agreement, and the Lessee Transponders shall be deemed, without any further action by any party, to be redelivered to PanAmSat and PanAmSat shall be entitled to immediate possession thereof and PanAmSat, in its sole discretion, may remove the Satellite from its assigned orbital location. PanAmSat shall thereafter have the right to utilize such redelivered Transponders in any manner it determines. PanAmSat will, to the extent practicable, provide Lessee with ninety (90) days notice prior to the disposition of Galaxy VIII(i)R pursuant to this Section 17. Notwithstanding the foregoing, until PanAmSat so removes Galaxy VIII(i)R or this Agreement is terminated or expires in accordance with its provisions, PanAmSat shall continue to make available to Lessee the Lessee Transponders and Transponder Spares (subject to the priority provisions contained herein) the use of Transponders and Transponder Spares on the Satellite on operational and payment terms no less favorable than PanAmSat has offered to other lessees at such time. The "Satellite Removal Date" shall mean the date on which PanAmSat removes the Satellite from its assigned orbital location in accordance with this Section 17.

18.      Documents

         Each party hereto agrees to execute and, if necessary, to file with the appropriate governmental entities, such documents as the other party hereto shall reasonably request in order to carry out the purpose of this Agreement.

19.      Conflicts

         In the case of a conflict between the provisions of this Agreement and any Exhibit, the provisions of this Agreement will prevail.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

20.      Miscellaneous

         20.01 Interest. The rate of interest referred to herein (the "Interest Rate") shall be equal to the lower of (i) the rate per annum equal to [***] or
(ii) the highest legally permissible rate of interest. All interest or discounting shall be compounded on a yearly basis. "Pro rata" shall mean an allocation on a straight line basis based on number of days. All present value analyses shall use an annual discount rate equal to the Interest Rate on the applicable date.

         20.02 Applicable Law and Entire Agreement. The existence, validity, construction, operation and effect of this Agreement and the Exhibits hereto, shall be determined in accordance with and be governed by the laws of the State of California, without reference to the conflicts of laws principles thereof. This Agreement and the Exhibits hereto constitute the entire agreement between the parties, and supersedes all previous understandings, commitments or representations concerning the subject matter hereof, except for the Galaxy VIII(i) Lease Agreement and the Galaxy IIIC Lease Agreement. The parties each acknowledge that the other party has not made any representations other than those which are contained herein.

         20.03    Notices.

                  (a) Telephone Notices. For the purpose of receiving notices from PanAmSat regarding preemption, interference or other technical problems, including with respect to Transponder failure and restoration, Lessee shall maintain at each earth station transmitting signals to the Satellite a telephone that is continuously staffed at all times during which Lessee is transmitting signals to the Satellite and an automatic facsimile machine in operation and capable of receiving messages from PanAmSat at all times. THOSE PERSONS STAFFING THE EARTH STATION, FOR THE PURPOSES OF RECEIVING SUCH MESSAGES FROM PANAMSAT, MUST HAVE THE TECHNICAL CAPABILITY AND ABSOLUTE AUTHORITY IMMEDIATELY TO TERMINATE OR MODIFY THE TRANSMISSION IF NOTIFIED BY PANAMSAT. PanAmSat shall also maintain a telephone that is continuously staffed for the purposes of receiving notices regarding the matters identified above. All such notices shall be made in English and shall be effective upon the placement of a telephone call from one party to the other. Each party shall promptly confirm all telephone notices that may be given under this Agreement in writing in accordance with
Section 20.03(b) below.

                  (b) General Notices. All notices and other communications from either party to the other hereunder (or copies of any such notices or other communications to be delivered to GLA, the delivery of which (or failure to deliver) shall not affect, in any manner, notice by or to either of the parties hereto) shall be in writing and shall be deemed received upon actual receipt when personally delivered, upon acknowledgement of receipt (electronically or otherwise) if sent by facsimile or upon the expiration of the third business day after being deposited in the United States mails, postage prepaid, certified or registered mail, addressed to the other party as follows:

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

TO PanAmSat:

                  If by mail:         PanAmSat Corporation
                                      One Pickwick Plaza
                                      Greenwich, Connecticut  06830
                                      Attention: General Counsel

                  If by FAX:          PanAmSat Corporation
                                      Attention:  General Counsel
                                      (203) 861-8683

                  If by personal
                  delivery to its
                  principal place
                  of business at:     PanAmSat Corporation
                                      One Pickwick Plaza
                                      Greenwich, Connecticut 06830
                                      Attention: General Counsel

TO LESSEE:

                  If by mail:         California Broadcast Center, LLC
                                      c/o Hughes Electronics Corporation
                                      200 Sepulveda Blvd.
                                      El Segundo, California 90245
                                      Attention:  Keith Landenberger, Esq.
                                                  Assistant General Counsel

                  If by FAX:          California Broadcast Center, LLC
                                      c/o Hughes Electronics Corporation
                                      Attention:  Keith Landenberger, Esq.
                                                  Assistant General Counsel
                                      (310) 322-0818

                  If by personal
                  delivery to its
                  principal place
                  of business at:     California Broadcast Center, LLC
                                      c/o Hughes Electronics Corporation
                                      200 Sepulveda Blvd.
                                      El Segundo, California 90245
                                      Attention:  Keith Landenberger, Esq.
                                                  Assistant General Counsel

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

TO GLA:

                  If by mail:         DIRECTV Latin America, LLC
                                      2400 East Commercial Blvd.
                                      Ft. Lauderdale, Florida 33308
                                      Attn: James G. Naro, Esq.

                  If by FAX:          DIRECTV Latin America, LLC
                                      Attn: James G. Naro, Esq.
                                      Fax:  (954) 958-3307

                  If by personal
                  delivery to:        DIRECTV Latin America, LLC
                                      2400 East Commercial Blvd.
                                      Ft. Lauderdale, Florida 33308
                                      Attn: James G. Naro, Esq.

All payments to be made under this Agreement, if made by mail, shall be deemed to have been made on the date of receipt thereof. The parties hereto may change their addresses by giving notice thereof in conformity with this Section 20.03.

         20.04 Severability. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance, order or regulation, such statute, law, ordinance, order or regulation shall prevail; provided, however, that in such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to permit compliance with the minimum legal requirement, and no other provisions of this Agreement shall be affected thereby and all such other provisions shall continue in full force and effect.

         20.05 Taxes. If any property, sales or other taxes, charges (including universal service fund contribution charges, if any), levies, duties, withholding, usage or other fees (collectively, "Taxes") are asserted against PanAmSat after, or as a result of, Delivery, by any local, state, national or international, public or quasi-public governmental entity, in respect of the Lessee Transponders or the lease thereof to Lessee, Lessee shall be solely responsible for such Taxes. At Lessee's expense, PanAmSat shall cooperate with Lessee in contesting in good faith any such Taxes. If any Taxes are asserted by reason of the use of the point in space or the frequency spectrum at that point in space in which the Satellite containing the Lessee Transponders are located, or the use or ownership of such Satellite (excluding any FCC license fee imposed on the Satellite itself, as compared to the Transponders, which license fee shall be paid by PanAmSat), and such Taxes are not specifically allocated among the various components of such Satellite, then PanAmSat, Lessee and any other Owners of such transponders shall each pay a proportionate amount of such Taxes based on the number of transponders each of them owns or leases.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

         20.06 Successors. Subject to Section 13, this Agreement shall be binding on and shall inure to the benefit of any successors and assigns of the parties; provided that no Transfer of this Agreement shall relieve either party hereto of its obligations to the other party. Any purported Transfer by either party not in compliance with the provisions of this Agreement shall be null and void and of no force and effect.

         20.07 Rules of Construction. Any ambiguities shall be resolved without reference to which party may have drafted this Agreement. All Article or Section titles or captions contained in this Agreement are for convenience only, and they shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or limit of any provisions hereof. Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) "or" is not exclusive; (iii) words in the singular include the plural, and words in the plural include the singular; (iv) provisions apply to successive events and transactions; (v) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (vi) all references to "Sections" refer to Sections of this Agreement unless otherwise specifically indicated; and (vii) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. References to "Contractors" of Lessee shall be deemed to include GLA as well as local operators and other third parties under contract to GLA, CBC or such local operators.

         20.08 Survival of Representations and Warranties. All representations and warranties contained herein or made by PanAmSat or Lessee in connection herewith shall survive any independent investigation made by PanAmSat or Lessee.

         20.09 No Third-Party Beneficiaries. The provisions of this Agreement are for the benefit only of the parties hereto, and no third party may seek to enforce, or benefit from, these provisions, except that both parties acknowledge and agree that the provisions of Sections 7.02, 8, 9.01 and 9.02 are intended for the benefit of both PanAmSat and all other Owners. Both parties agree that any other such Owner shall have the right to enforce, as a third-party beneficiary, the provisions of Sections 7.02, 8, 9.01 and 9.02, against Lessee directly, in an action brought solely by such other Owner, or may join with PanAmSat or any other Owner, in bringing an action against Lessee for violation of such Sections. [***] In addition, if (i) PanAmSat ceases to provide to Lessee use of the Lessee Transponders in breach of the terms of this Agreement, (ii) Lessee is not in breach of its obligations under this Agreement and (iii) Lessee has refused to take any action to attempt to restore its use of the Lessee Transponders, then [***]

         20.10 Non-Waiver of Breach. Either party hereto may specifically waive any breach of this Agreement by the other party, provided that no such waiver shall be binding or effective unless in writing and no such waiver shall constitute a continuing waiver of similar or other breaches. A waiving party, at any time, and upon notice given in writing to the breaching party, may direct future compliance with the waived term or terms of this Agreement, in which event the breaching party shall comply as directed from such time forward.

         20.11 Amendments. This Agreement may not be amended or modified in any way, and none of its provisions may be waived, except by a writing signed by an authorized officer of the

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

party against whom the amendment, modification or waiver is sought to been enforced.

         20.12 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

[***] Filed separately with the Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the day and year first written above.

                                         PANAMSAT CORPORATION


                                         By:____________________________________
                                         Name:
                                         Title:


                                         By:____________________________________
                                         Name:
                                         Title:



                                         CALIFORNIA BROADCAST CENTER, LLC

                                         By: DTVI One, Inc., its Managing Member

                                         By:____________________________________
                                         Name:
                                         Title:

[***] Filed separately with the Commission pursuant to a request for confidential treatment.